Contacts:
Phil McDermott                                    Christiane Pelz
CFO                                               Investor Relations
AltiGen Communications                            Lippert/Heilshorn & Associates
510-252-9712                                      415-433-3777
pmcdermott@altigen.com                            cpelz@lhai.com

DRAFT 8.1
ALTIGEN COMMUNICATIONS REPORTS
THIRD QUARTER FISCAL 2007 RESULTS
- Company Delivers Four Point Growth Plan -

Fremont, CA - July 25, 2007 - AltiGen Communications, Inc. (Nasdaq: ATGN), a leading manufacturer of VoIP telephony solutions, today reported its financial results for the fiscal 2007 third quarter and nine months ended June 30, 2007.

Gilbert Hu, chairman and CEO, stated, "This quarter's revenue of $4.2 million increased slightly compared to last quarter, and we are very encouraged by the positive reception of our 5.1 release now available across our entire product line. The new version uses Session Initiation Protocol (SIP), is compatible with the MAX1000 launched in December and creates an affordable, scalable communications solution that is particularly attractive for multi-location small-to-medium-sized businesses (SMBs)."

Hu continued, "Last quarter, we added management resources and welcomed Jerry Fleming to our team. Jerry will focus on operations in the US and Europe, including investor relations, as I continue to lead AltiGen with specific focus on Asia."

Jeremiah Fleming, president and COO, commented, "After visiting with many resellers and customers, I am even more convinced about our growth opportunities. The feedback from these meetings significantly contributed to the development of our new Four Point Growth Plan, which we are executing now to drive future growth and shareholder value."

Four Point Growth Plan
Increase the distribution channel.
Introduce new revenue sources.
Implement improved, segmented marketing.
Further improve product functionality and scalability.

"In the past quarter, we added approximately 30 resellers to our ranks, and we anticipate they can be revenue contributors in approximately six months. Additionally, this fall we will implement software assurance and hardware warranty programs, which will better serve our clients, add a recurring revenue stream, and identify client expansion opportunities. We continue to see more multi-location deals as we demonstrate the ability of our systems to significantly reduce the cost of ownership in customers' remote offices. I look forward to updating you on our progress as we implement all the stages of our growth plan," concluded Fleming.

Financial Results

Revenue for the fiscal 2007 third quarter was $4.2 million, compared to $4.8 million a year ago and $4.1 million in the previous quarter. Net loss for the third quarter of fiscal 2007 was $526,000 or $0.03 per share, compared to net income of $190,000 or $0.01 per share in the same period last year, and a net loss of $172,000 or $0.01 per share in the previous quarter. These results include the effects of FASB 123R expensing of share-based compensation of $161,000, $191,000 and $105,000, respectively.

Phil McDermott, AltiGen's CFO said, "During the quarter, sales of our new MAX1000 IP-PBX were up nine percent over last quarter, and in June, sales of our newly released 5.1 upgraded products increased over prior months, illustrating the impact of our SIP upgrade. As expected, this quarter expenses increased reflecting hires to drive dealer recruitment and support the expanded dealer base."

Revenue for the first nine months of fiscal 2007 was $12.7 million, compared to $13.4 million in the first nine months of 2006. Net loss for the first nine months of fiscal 2007 was $791,000 or $0.05 per share, compared to a net loss of $147,000 or $0.01 per share in the prior year period. These results include the effects of FASB 123R expensing of share-based compensation of $417,000 and $627,000, respectively.

Earnings Conference Call

AltiGen will conduct a conference call with investment professionals at 2:00 PM Pacific Time (5:00 PM Eastern Time) today, July 25, 2007 to discuss AltiGen's results of operations for the third quarter. Dial (800) 862-9098 (domestic) or
(785) 424-1051 (international) to listen to the call. A live Webcast will be made available at www.altigen.comand will also be archived for 90 days at this URL following the call.

About AltiGen Communications

AltiGen Communications, Inc. (Nasdaq: ATGN) is a leading manufacturer of VoIP telephony solutions. AltiGen designs, manufactures and markets advanced, IP-PBX telephone systems and IP call centers that leverage both the Internet and the public telephone network. These products enable an array of applications that take advantage of the convergence of voice and data communications to achieve superior business results. AltiGen Communications products are available from independent authorized resellers and strategic partners. AltiGen's AltiServ(TM) family of telephony solutions has been recognized for excellence with more than 40 industry awards since 1996. Focused on the small to mid sized and multi-site businesses, AltiGen customers benefit from integrated solutions that protect their existing investments, while providing new ways to be more competitive, productive and to save money.

For more information, call 1-888-ALTIGEN or visit the Website at www.altigen.com

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements regarding the continued market acceptance of our Voice over IP telephone systems, our continued success stemming from the introduction of the MAX 1000 VoIP phone system, our ability to enhance our customer experience with the goal of capturing multi-site deployments, our successful execution of our four point growth plan, including the continued addition of new resellers along with the implementation of our software assurance and hardware warranty programs. These statements reflect management's current expectation. However, actual results could differ materially as a result of unknown risks and uncertainties, including but not limited to, risks related to AltiGen's limited operating history. For a more detailed description of these and other risks and uncertainties affecting AltiGen's performance, please refer to AltiGen's Annual Report on Form 10-K for the fiscal year ended September 30, 2006 and all subsequent current reports on Form 8-K and quarterly reports on Form 10-Q. All forward-looking statements in this press release are based on information available to AltiGen as of the date hereof and AltiGen assumes no obligation to update these forward-looking statements.

(Tables Follow)

                           AltiGen Communications, Inc.
                 Condensed Consolidated Statements of Operations
                  (Amounts in thousands, except per share data)
                                   (Unaudited)

                                            Third Quarter
                                                Ended       Nine Months Ended
                                               June 30           June 30
                                           FY 2007  FY 2006  FY 2007  FY 2006
    Net Revenue                             $4,181   $4,806  $12,699  $13,383
    Gross profit                             2,233    2,711    6,835    7,335

    Research and development                   860      932    2,501    2,853
    Selling, general & administrative        2,009    1,676    5,460    4,851

    Operating profit (loss)                   (636)     103   (1,126)    (369)

    Interest and other income,net              114       91      346      236

    Net income (loss) before tax             $(522)    $194    $(780)   $(133)

    Provision for income tax                     4        4       11       14

    Net income (loss) after tax               (526)     190     (791)    (147)

    Basic and diluted net income (loss)
     per share                              $(0.03)   $0.01   $(0.05)  $(0.01)

    Weighted average shares outstanding
           Basic                            15,505   15,000   15,266   14,926
          Diluted                           16,072   15,605   15,830   15,559

                                Condensed
                               Consolidate
                                d Balance
                                 Sheets
                               (Amounts in
                               thousands)
                               (Unaudited)

                                          June 30, September
                                            2007   30, 2006

    Cash and cash equivalents               $8,173   $5,053
    Short-term investments                   1,891    4,869
    Accounts receivable, net                 2,082    2,230
    Inventories                              2,010    1,382
    Other current assets                       220      123
    Net property and equipment                 553      681
    Other long-term assets                     378      306
    Total Assets                           $15,307  $14,644

    Current liabilities                     $2,909   $2,630
    Long-term liabilities                     $115      177
    Stockholders'  equity                   12,283   11,837

    Total Liabilities and Stockholders'
     Equity                                $15,307  $14,644